Exhibit 10.33.3
EXECUTION COPY
CONTRIBUTION AND RIGHTS AGREEMENT
Dated as of January 18, 2007

Exhibit I — Sources and Uses
Exhibit II — MSREF Portfolio
Exhibit III — Ashford Portfolio

CONTRIBUTION AND RIGHTS AGREEMENT
     Contribution and Rights Agreement, dated as of January 18, 2007 (this “Agreement”), by and among MORGAN STANLEY REAL ESTATE FUND V U.S., L.P., a Delaware limited partnership (“MSREF”), and ASHFORD HOSPITALITY TRUST, INC., a Maryland corporation (“Ashford”). MSREF and Ashford are referred to herein from time to time individually as a “Party” and collectively as the “Parties”.
WITNESSETH
     WHEREAS, MS Resort Holdings LLC, a Delaware limited liability company (“Parent”), MS Resort Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“Sub”), Ashford Sapphire Acquisition LLC, a Delaware limited liability company (“Ashford Acquisition”), MS Resort Purchaser LLC, a Delaware limited liability company and a wholly-owned subsidiary of Parent (“MSREF Purchaser Sub”), and CNL Hotels & Resorts, Inc., a Maryland corporation (“CNL”) have entered into that certain Agreement and Plan of Merger, dated as of January 18, 2007 (the “Merger Agreement”);
     WHEREAS, on the date hereof, MSREF and Ashford have entered into that certain Guaranty in favor of CNL relating to the obligations of Parent, Sub, Ashford Acquisition and MSREF Purchaser Sub under the Merger Agreement;
     WHEREAS, as set forth in Article XII of the Merger Agreement , MSREF Acquisition has entered into that certain Purchase and Sale Agreement, dated as of January 18, 2007 (“Parent Asset Purchase Agreement”), pursuant to which MSREF Purchaser Sub shall acquire the assets set forth on Exhibit II hereto (the “MSREF Acquired Assets”);
     WHEREAS, as set forth in Article XII of the Merger Agreement, Ashford Acquisition has entered into that certain Ashford Asset and Joint Venture Interest Purchase Agreement, dated as of January 18, 2007 (“Ashford Asset Purchase Agreement”, and together with the Parent Asset Purchase Agreement, the “Purchase Agreements”), pursuant to which Ashford Acquisition shall acquire the assets set forth on Exhibit III hereto (the “Ashford Portfolio”);
     WHEREAS, following consummation of the conveyancing transactions pursuant to the Purchase Agreements, the Merger will be consummated and Parent will own the real assets and interests therein held by CNL (such assets, together with the MSREF Acquired Assets, shall be referred to as the “MSREF Portfolio”);
     WHEREAS, each of MSREF and Ashford (and their respective Affiliates) are relying on each other to consummate the Merger, the Arizona Asset Sale, the Parent Asset Sale and the other transactions contemplated by the Merger Agreement (collectively, the “Transactions”) and as Guarantors, they are jointly and severally liable under the Guaranty and their respective Affiliates are jointly and severally liable under the Merger Agreement;

     WHEREAS, it is the general intention of the Parties that on and after the date hereof, the assets and liabilities of CNL shall be shared by the Parties in accordance with the Sharing Percentage, except that the assets and liabilities associated with the individual Company Properties shall inure to, or be borne by, each Party based on their Respective Portfolio; and
     WHEREAS, the purpose of this Agreement is to set forth the rights and obligations of MSREF and Ashford (or their respective Affiliates, as the case may be) with respect to each other as a result of having entered into the Merger Agreement, the Guaranty and other relevant transaction documents.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth herein, the Parties agree as follows:
ARTICLE I — AGREEMENTS
     Section 1.1. Mutual Reliance. MSREF and Ashford hereby agree, severally and not jointly, that, subject to the terms and conditions of this Agreement and the satisfaction or waiver of the conditions precedent set forth in the Merger Agreement, as of the closing of the respective Transactions contemplated by the Merger Agreement, MSREF and Ashford, as the case may be, will contribute (or cause to be contributed) their respective Commitment Amount as more particularly set forth on Exhibit I hereto. MSREF and Ashford each agree that it is relying on the other Party’s (or their Affiliate’s) performance of its obligations under the Merger Agreement, the Guaranty, the Purchase Agreements and this Agreement, and that the failure, in whole or in part, of one of the Parties (or their Affiliates) to perform its obligations under the Merger Agreement, their respective Financing Documents, the Purchase Agreements or any other relevant document relating to the Transactions, would adversely affect the other Party in connection with the Transactions. In those cases, where either Party or its Affiliates has a consent or other right under the Merger Agreement or this Agreement, the Parties shall negotiate in good faith and expeditiously to resolve any differences of opinion relating to the interpretation, enforcement or performance of the matter. The Parties agree that time will be of the essence with respect to the resolution of such differences of opinion.
     Section 1.2. Guaranty Liability.
               (a) Except to the extent otherwise provided in this Agreement, MSREF and Ashford, as the Guarantors under the Guaranty, each agree that its respective share of the Guaranteed Obligations shall be limited to its respective Sharing Percentage of the total amount of such Guaranteed Obligations.
               (b) In the event that either MSREF or Ashford are called upon to satisfy any of the Guaranteed Obligations and the other is not also called or in the event payments are made by MSREF or Ashford in satisfaction of the Guaranteed Obligations other than in accordance with the Sharing Percentage or as otherwise required in this Agreement, Ashford and MSREF each agree that it shall reimburse or indemnify the other Party. Ashford or MSREF, as the case may be, shall promptly pay to the other Party an amount such that, following the payment of such amount, the aggregate payments made in respect of the Guaranteed Obligations shall be shared by Ashford and MSREF in accordance with the Sharing Percentage or as otherwise required in this Agreement, plus all reasonable charges, costs and expenses actually incurred by the claiming party in enforcing its rights hereunder against the other, if any.
               (c) If the Guaranteed Obligations arose primarily through the gross negligence of either MSREF or Ashford (or any of their respective Affiliates), whether by act or omission or through the breach of the Merger Agreement, of the Party’s respective Financing Documents, or of the Party’s respective Purchase Agreement, then that Party agrees to be solely responsible for and to satisfy such Guaranteed Obligations (without any reimbursement or indemnification from the other Party) and agrees to reimburse or indemnify the other Party with respect to such Guaranteed Obligations.
               (d) If any Party receives notice requesting payment of any amounts pursuant to the Guaranty (a “Notice of Claim”), such Party shall provide written notice to the other Party within one (1) Business Day of receipt of a Notice of Claim.
     Section 1.3. Buyer Financing. Each of MSREF and Ashford acknowledges that the Parties are relying on the performance of the obligations of the lenders or investors under the Financing Documents and shall use their respective best efforts (or cause their Affiliates to use their best efforts) to enforce their rights under the Financing Documents or obtain alternative financing in an amount necessary to fund the Commitment Amount. Each of MSREF and Ashford acknowledge that the best efforts obligations set forth in this Section 1.3 shall be interpreted in a manner to include, among other requirements, that the Parties shall incur whatever costs and expenses necessary, including, without limitation, the posting of any reserves required by the financing sources, to enforce the obligations under the Funding Documents as if the other Party were a third-party beneficiary of the Financing Documents.
     Section 1.4. Sources and Uses. Each of the Parties hereto agree that the sources and uses for the payments of the amounts necessary to consummate all of the Transactions shall be substantially as set forth on Exhibit I as such sources and uses may be modified based on each Party’s Deemed Net Working Capital Amount pursuant to Section 3.2. Subject to Section 1.3 hereof, neither the Ashford Parties nor the MSREF Parties may materially modify their respective sources and uses from those set forth on Exhibit I without the consent of the other Party hereto, such consent not to be unreasonably withheld.
     Section 1.5. Payments Received from CNL.
               (a) In the event that Parent receives any amounts from CNL pursuant to Section 8.5(b) and/or Section 8.5(c) of the Merger Agreement (collectively, the “Company Payments”), MSREF shall cause Parent to pay to Ashford an amount equal to (i) the Company Payments multiplied by (ii) the Ashford Percentage within two (2) Business Days of receipt.
               (b) MSREF and Ashford hereby agree that all amounts received by Parent, other than in respect of Company Payments, shall be paid to the Parties as follows:

          (i) If such amounts are paid as the result of events which have occurred on or prior to the date hereof and including, without limitation, amounts received from insurance carriers relating to the settlement of any claims with CNL’s director and officer insurance carriers and any proceeds received from property, casualty and business interruption insurance, such amounts shall be shared by the Parties in accordance with the Sharing Percentage.
          (ii) If such amounts are paid in respect of business interruption, property or casualty insurance claims as the result of events occurring after the date hereof, but prior to the date of the Closing of the Asset Sales, such amounts shall be paid in full to the Party whose Respective Portfolio contains the Company Property that is the subject of such claims.
          (iii) If such amounts are paid, other than in respect of the claims set forth in Section 1.5(b)(ii) above, as a result of events occurring after the date hereof, but prior to the date of the Asset Sales, such amounts shall be shared by the Parties in accordance with the Sharing Percentage.
MSREF shall cause Parent to distribute to Ashford the amounts payable under this Section 1.5(b) within two (2) Business Days of receipt.
     Section 1.6. Corporate Liabilities of CNL.
               (a) MSREF and Ashford agree that, except to the extent set forth in Sections 1.6(b), 1.7 and 3.2 hereof, any and all liabilities, including, without limitation, any contingent liabilities, but expressly excluding any liabilities that may arise as the result of Section 1374 of the Code, of CNL existing at the time of the Closing of the Merger shall be shared by MSREF and Ashford from and after the Closing of the Merger in accordance with the Sharing Percentage. Ashford hereby agrees to reimburse MSREF an amount equal to its Sharing Percentage of any such liabilities within five (5) Business Days of receipt of a request from MSREF for such reimbursement.
               (b) Notwithstanding anything to the contrary contained in Section 1.6(a) hereof, Ashford shall not be obligated to reimburse MSREF for any tax liabilities of CNL that directly result from the failure of CNL to qualify as a REIT as a result of the structuring of the Merger and the Parent Asset Sale. For the avoidance of doubt, Ashford shall be responsible for any liabilities of CNL failing to qualify as a REIT resulting from the Arizona Asset Sale in accordance with the Sharing Percentage.
     Section 1.7. Company Properties Liabilities. Each of the Parties agree that any and all liabilities arising from, or related to, a Company Property shall be borne solely by the Party whose Respective Portfolio contains such Company Property.
     Section 1.8. Marketed Portfolio Purchase and Sale Agreement. The Parties hereto agree that in the event that W2005 New Century Hotel Portfolio, L.P. exercises its rights under the Marketed Portfolio Purchase and Sale Agreement not to acquire one of more of the Whitehall Properties and any such Whitehall Property is owned by CNL or its Subsidiaries on the date of the Closing of the Merger, Ashford Acquisition shall acquire such Whitehall Property in accordance with the Ashford Asset Purchase Agreement. Ashford agrees that it shall cause Ashford Acquisition to use commercially reasonable efforts to sell such Whitehall Property as promptly as commercially practicable following the Closing of the Merger at a price to be mutually agreed upon by MSREF and Ashford. The Parties agree that all liabilities in association with the acquisition of any of the Whitehall Properties shall be shared by the Parties in accordance with the Sharing Percentage. The Parties further agree that Ashford Acquisition may transfer or assign such Whitehall Properties to a joint venture that is owned by MSREF and Ashford in accordance with the Sharing Percentage. Ashford shall cause Ashford Acquisition promptly to distribute to each of MSREF and Ashford an amount equal to the net proceeds received from the sale of any Whitehall Property multiplied by their respective Sharing Percentage, and simultaneously therewith, Ashford shall cause Ashford Acquisition to assign to MSREF, and MSREF shall assume from Ashford Acquisition, the MSREF Percentage of all liabilities in association with the acquisition of any such Whitehall Property.
     Section 1.9. Tax Opinions. The Parties agree that if Parent or Sub are entitled to any recovery from Sidley Austin LLP in connection with its tax opinion related to CNL’s qualification as a REIT, each of MSREF and Ashford shall share in such recovery in accordance with the Sharing Percentage. MSREF further agrees that it shall cause Goodwin Procter LLP to include Ashford as a third-party beneficiary of the tax opinion to be issued by Goodwin Procter LLP in connection with the Transactions.
     Section 1.10. Consummation of Arizona Asset Sale. Notwithstanding anything to the contrary contained herein and except as set forth in Sections 1.6, 1.7, 1.8 and 3.1, upon the consummation of the Arizona Asset Sale and the payment in full of the purchase price thereunder to CNL, (i) the obligations of Ashford under the Guaranty shall cease and be of no further force and effect and MSREF shall indemnify Ashford for all Guaranteed Obligations and any expenses incurred by CNL in enforcing its rights thereunder and (ii) the obligations of the Ashford Parties under this Agreement and the rights of the Ashford Parties under Article II of this Agreement shall cease and be of no further force and effect.
     Section 1.11. Definitions. The following terms shall have the meanings indicated or referred to below, inclusive of their singular and plural forms except where the context requires otherwise. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings set forth in the Merger Agreement.
     “Ashford Parties” shall mean Ashford and Ashford Acquisition.
     “Ashford Percentage” shall mean 38.71%.
     “Commitment Amount” shall mean, in the case of MSREF, all of the funds needed by the MSREF Parties to acquire the MSREF Acquired Assets, to pay the Per Share Merger Consideration and to pay its share of the Transaction Expenses, and, in the case of Ashford, all of the funds needed by the Ashford Parties to acquire the Ashford Portfolio Assets and to pay its share of the Transaction Expenses.
     “Consolidated Current Assets” shall mean, at the time of determination, the total aggregate assets of CNL and its Subsidiaries which may properly be classified as current assets on a consolidated balance sheet of CNL and its Subsidiaries in accordance with GAAP.
     “Consolidated Current Liabilities” shall mean, at the time of determination, the total aggregate liabilities of CNL and its Subsidiaries which may properly be classified as current liabilities on a consolidated balance sheet of CNL and its Subsidiaries in accordance with GAAP.
     “Deemed Net Working Capital Amount” shall mean, for each Party, such Party’s Sharing Percentage of the Net Working Capital of CNL on the date of the Closing of the Asset Sales as such amount may be modified pursuant to Section 3.2 hereof.
     “Financing Documents” shall mean, in the case of MSREF, the Parent Commitment Letter and the Parent Preferred Equity Funding Letter, and in the case of Ashford, the Ashford Commitment Letters.
     “Guaranteed Obligations” shall mean the “Obligations” as such term is defined in the Guaranty.
     “MSREF Parties” shall mean Parent, Sub, MSREF Purchaser Sub and MSREF.
     “MSREF Percentage” shall mean 61.29%.
     “Net Working Capital of CNL” shall mean at the time of determination, the Consolidated Current Assets of CNL at such time minus the Consolidated Current Liabilities of CNL at such time.
     “Respective Portfolio” shall mean, with respect to MSREF, the MSREF Portfolio and, with respect to Ashford, the Ashford Portfolio.
     “Sharing Percentage” shall mean, in the case of MSREF, the MSREF Percentage, and in the case of Ashford, the Ashford Percentage.
     “Transaction Expenses” shall mean all expenses of CNL in connection with the consummation of the Transactions, including, without limitation, all executive severance and 280G gross-up payments, all expenses relating to the due diligence of CNL as a corporate entity by the Parties, including, without limitation, all accountants’, attorneys’ and advisors’ fees, and all expenses relating to the structuring, analyzing of tax concerns, negotiating, documenting and closing of the Transactions including, without limitation, attorneys’ fees. For the avoidance of doubt, Transaction Expenses shall not include any expenses related to the due diligence conducted on, or the closing costs associated with the acquisition of, the individual Company

Properties and any fees or expenses related to the transactions contemplated by the Financing Documents, including the costs associated with enforcing Section 1.3 of this Agreement.
     “Whitehall Property” shall mean any of the Company Properties that are subject to sale pursuant to the Marketed Sale Purchase and Sale Agreement.
ARTICLE II — APPROVAL RIGHTS
     Section 2.1. Closing Conditions of the Merger Agreement.
               (a) After consultation with the other Party, MSREF or Ashford, as the case may be, shall, in its good faith discretion, each be permitted to assert that there has occurred a Material Adverse Effect on CNL (a “Company MAE”) and that the closing condition set forth in Section 9.3(c) of the Merger Agreement has not been satisfied at or prior to the Closing of the Merger; provided that the events or occurrences giving rise to the Company MAE relate to its Respective Portfolio and such Party’s Sharing Percentage of such events or occurrences not specifically related to either the Ashford Portfolio or the MSREF Portfolio. The Parties acknowledge that the events or occurrences giving rise to the assertion that there has occurred a Company MAE must meet the definition of a Company MAE even though such Parties’ assertion relates only to its Respective Portfolio and its Sharing Percentage of such events or occurrences not specifically related to either the Ashford Portfolio or the MSREF Portfolio.
               (b) After consultation with the other Party, each of MSREF and Ashford shall have the right, in its good faith discretion, to cause Parent to assert that the condition set forth in Section 9.3(a) of the Merger Agreement is not satisfied with respect to its Respective Portfolio.
               (c) After consultation with the other Party, each of MSREF and Ashford shall have the right, in its good faith discretion, to cause Parent to assert that the condition set forth in Section 9.3(b) of the Merger Agreement is not satisfied.
               (d) MSREF shall not cause or permit Parent to waive any condition to closing under Section 9.3 of the Merger Agreement that relates directly or indirectly to the Ashford Portfolio without the prior written consent of Ashford.
     Section 2.2. Conduct of Business Pending Closing.
               (a) MSREF and Ashford hereby agree that MSREF shall cause Parent to consent to any actions under Section 7.1 of the Merger Agreement as follows:
          (i) if the consent relates solely to one or more Company Properties in the MSREF Portfolio, at the direction of MSREF;
          (ii) if the consent relates solely to one or more Company Properties in the Ashford Portfolio, at the direction of Ashford; and

          (iii) if the consent relates to either (x) Company Properties in both the MSREF Portfolio and the Ashford Portfolio or (y) the conduct of business of CNL as a whole, MSREF and Ashford shall discuss such consent in good faith and attempt to reach a mutual decision as to whether such consent shall be granted. If the Parties cannot agree as to whether such consent should be granted, Parent shall not grant such consent.
               (b) If in the case of Section 2.2(a)(i) above, MSREF consents to any action related to the MSREF Portfolio and as a result of such consent, CNL expends any amounts or any of CNL’s Subsidiary’s owning the subject Company Property expends any amounts in excess of budgeted reserves, including, without limitation, capital expenditures (including owner-funded capital expenditures), in reliance on such consent related to any Company Properties in the MSREF Portfolio, MSREF’s allocation of Net Working Capital of CNL shall be decreased by such amount and Ashford’s allocation of Net Working Capital of CNL shall be increased by such amount.
               (c) If in the case of Section 2.2(b)(i) above, Ashford consents to any action related to the Ashford Portfolio and as a result of such consent, CNL expends any amounts or any of CNL’s Subsidiary’s owning the subject Company Property expends any amounts in excess of budgeted reserves, including, without limitation, capital expenditures (including owner-funded capital expenditures), in reliance on such consent related to any Company Properties in the Ashford Portfolio, Ashford’s allocation of Net Working Capital of CNL shall be decreased by such amount and MSREF’s allocation of Net Working Capital of CNL shall be increased by such amount.
     Section 2.3. Acquisition Proposals. MSREF shall cause Parent to forward any notice received pursuant to Section 7.2(c) of the Merger Agreement to Ashford as promptly as practicable following actual receipt from CNL. MSREF and Ashford shall discuss in good faith how best to respond to any Superior Proposal and whether Parent shall make a Counterproposal prior to the expiration of the time period set forth in Section 7.2(e) of the Merger Agreement. If either Party desires to submit a Counterproposal, it shall offer the other Party the opportunity to participate in such Counterproposal based on such Party’s Sharing Percentage. If a Party shall not have accepted the offer to participate in the Counterproposal prior to the expiration of the time period set forth in Section 7.2(e) of the Merger Agreement, the offering Party may proceed with such Counterproposal and (i) the Party making the Counterproposal shall promptly repay all actual and documented reasonable out-of-pocket expenses, including attorneys’ fees, of the other Party and (ii) this Agreement and the letter agreement, dated as of January 11, 2007, shall terminate and be of no further force and effect.
     Section 2.4. Other Approvals. Except as otherwise set forth in this Article II, MSREF and Ashford agree that any other consents, approvals or other decisions under the Merger Agreement shall be made by Parent, in its good faith discretion after consultation with Ashford; provided that such consent, approval or other decision may not be made without the prior written consent of Ashford if it materially and adversely affects the rights of the Ashford Parties under the Merger Agreement or the Ashford Portfolio.

ARTICLE III — TRANSACTION EXPENSES
     Section 3.1. Transaction Expenses. MSREF and Ashford agree that all Transaction Expenses shall be paid by each of MSREF and Ashford in accordance with the Sharing Percentage. If either Party (or its Affiliates) pays any Transaction Expenses on behalf of both Parties, such Party shall provide a detailed accounting of any such Transaction Expenses. Promptly upon written request from the Party paying such Transaction Expenses, the Party that has not previously paid the subject Transaction Expenses shall pay such amounts to the Party that previously paid the subject Transaction Expenses so as to cause such Transaction Expenses to have been paid in accordance with the Sharing Percentage.
     Section 3.2. Closing Date Net Working Capital.
               (a) On the date of the Closing of the Assets Sales, the Net Working Capital of CNL shall be apportioned to each Party as follows:
          (i) First, each Party shall be allocated its Sharing Percentage of the Net Working Capital of CNL;
          (ii) Second, each Party’s allocation of Net Working Capital of CNL shall be increased or decreased, as applicable, in accordance with Sections 2.2(b) and 2.2(c) hereof; and
          (iii) Third, all other amounts paid by CNL in relation to a specific Company Property or group of Company Properties not consented to by a Party pursuant to Section 2.2 hereto, including, without limitation, amounts used to amortize debt securing a Company Property(ies), shall be allocated such as to decrease the allocation of Net Working Capital of CNL to the Party in whose Respective Portfolio such Company Property(ies) is held by such amount and to increase the other Party’s allocation of Net Working Capital of CNL by such amounts.
               (b) The total amount of Net Working Capital allocated to each Party in accordance with Section 3.2(a) above shall be such Party’s “Deemed Net Working Capital Amount”.
               (c) Each of MSREF and Ashford shall provide the other Party with full and complete access to all calculations and supporting information in such Party’s possession that is reasonably requested by the other Party to determine the Net Working Capital of CNL on the date of the Closing of the Asset Sales and each Party’s Deemed Net Working Capital Amount for a period of fifteen (15) days following the Closing of the Merger. If the Parties are unable to agree on each Party’s Deemed Net Working Capital Amount at the end of such fifteen (15) day period, the Parties shall negotiate in good faith to reach agreement on each Party’s Deemed Net Working Capital Amount for a period of thirty (30) days. If following such thirty (30) day period the Parties are unable to agree on each Party’s Deemed Net Working

Capital Amount, an independent third party reasonably acceptable to both Parties shall determine each Party’s Deemed Net Working Capital Amount and such determination shall be binding on the Parties. All costs and expenses in relation to such determination by an independent third party shall be borne by the Parties in accordance with the Sharing Percentage. The Parties agree that they shall work together in good faith to properly and timely reflect the information provided by third-party franchisors promptly upon receipt of such information from such franchisors.
     (d) If a Party’s Deemed Net Working Capital Amount is positive, the amount required to be funded by such Party in order to satisfy its Commitment Amount shall be reduced by such Party’s Deemed Net Working Capital Amount. If a Party’s Deemed Net Working Capital Amount is negative, the amount required to be funded by such Party in order to satisfy its Commitment Amount shall be in increased by an amount necessary to bring such Party’s Deemed Net Working Capital Amount to zero. Within two (2) Business Days after the date that the Parties’ Deemed Net Working Capital Amount has been finally agreed upon or determined in accordance with Section 3.2(c) above, MSREF shall cause Parent to distribute any amounts required to be paid to Ashford pursuant to Section 3.2 of this Agreement.
ARTICLE IV — INDEMNIFICATION AND CONTRIBUTION
     Section 4.1. Rights of Contribution.
               (a) If either of the MSREF Parties or the Ashford Parties fails to fully perform their obligations under the Merger Agreement or the Purchase Agreements (a “Defaulting Party”), MSREF or Ashford, as applicable (in such case, a “Curing Party”), may, in its sole discretion, perform the obligations of the Defaulting Party under the Merger Agreement and the Purchase Agreements. If a Curing Party shall perform the obligations of a Defaulting Party, the Curing Party shall be entitled to receive damages in an aggregate amount not to exceed $300,000,000.
               (b) Notwithstanding Section 4.1(a), MSREF and Ashford agree that following the consummation of either of the Asset Sales and the payment of the related purchase price thereunder, a Defaulting Party shall be solely liable for all damages to CNL as a result of the failure to fully perform its obligations under the Merger Agreement and the applicable Purchase Agreement.
               (c) Except as set forth in Section 4.1(b) and notwithstanding anything else contained herein to the contrary, in no event shall the obligations of one Party hereunder to the other Party exceed in the aggregate $300,000,000.
     Section 4.2. Indemnification. Each of the Parties hereto agree to indemnify and hold harmless the other Party against any and (subject to the limitations set forth in Section 4.1) all losses, claims, damages and liabilities (including, without limitation, any legal or other expenses reasonably incurred in connection with defending or investigating any such action or claim)

caused by the failure of such Party to perform their obligations under the Merger Agreement as set forth in Section 4.1 of this Agreement.
ARTICLE V — MISCELLANEOUS
     Section 5.1. Amendments; Waivers. This Agreement may be amended only by written instrument signed by the Parties hereto. No delay of or omission in the exercise of any right, power or remedy accruing to any Party as a result of any breach or default by any other Party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any such delay, omission nor waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver. No waiver shall be effective unless it is in writing and is signed by the party asserted to have granted such waiver.
     Section 5.2. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York without regard to the principles of conflicts of Law. Each party hereby waives its right to trial by jury in connection with any dispute between any of the parties to this Agreement arising out of or relating to this Agreement.
     Section 5.3. Notices. Any and all notices, demands, consents, approvals, elections, requests and other communications required or permitted under this Agreement shall be deemed delivered (i) if delivered by hand; (ii) if delivered by nationally recognized overnight courier service (Federal Express or similar expedited commercial carrier), addressed to the recipient of the notice, with all freight charges prepaid, on the first following Business Day after such delivery to such service; (iii) if given by facsimile, when such facsimile is transmitted to the facsimile number specified below and the appropriate answer back or confirmation is received; and (iv) by e-mail, if provided and the recipient acknowledges receipt thereof by reply e-mail or otherwise; provided that whenever under this Agreement a notice is either received on a day which is not a Business Day or is required to be delivered on or before a specific day which is not a Business Day, the day of receipt or required delivery shall automatically be extended to the next Business Day.
               (a) if to MSREF, to:
c/o Morgan Stanley Real Estate Investing – MSREF
1585 Broadway
New York, NY 10036
Telecopier No.: (212) 507-4571
Attention: Michael Franco
Email: Michael.Franco@morganstanley.com

                     with a copy to:
Goodwin Procter LLP
Exchange Place
Boston, MA 02109
Telecopier No: (617) 523-1231
Attention: Gilbert G. Menna, Esq.
                     Suzanne D. Lecaroz, Esq.
Email: gmenna@goodwinprocter.com
           slecaroz@goodwinprocter.com
               (b) if to Ashford, to:
Ashford Hospitality Trust, Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254
Telecopier No.: (972) 778-9207
Attention: David A. Brooks, Esq.
Email: dbrooks@ahtreit.com
                    with a copy to:
Akin, Gump, Strauss, Hauer & Feld LLP
1111 Louisiana Street, 44th Floor
Houston, TX 77002
Telecopier No: (713) 236-0822
Attention: Michael E. Dillard, Esq.
Email: mdillard@akingump.com
     Section 5.4. Attorney’s Fees. If any Party seeks to enforce such Party’s rights under this Agreement by legal proceedings or otherwise, the non-prevailing party shall be responsible for all costs and expenses in connection therewith, including reasonable attorneys’ fees and witness fees.
     Section 5.5. Severability. In the event that any provision hereof would, under applicable law, be invalid or unenforceable in any respect, such provision shall be construed by modifying or limiting it so as to be valid and enforceable to the maximum extent compatible with, and possible under, applicable Law. The provisions hereof are severable, and in the event any provision hereof should be held invalid or unenforceable in any respect, it shall not invalidate, render unenforceable or otherwise affect any other provision hereof.

     Section 5.6. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile), each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.
     Section 5.7. Specific Enforcement. The Parties expressly agree that they will be irreparably damaged if this Agreement is not specifically enforced. Upon a breach or threatened breach of the terms, covenants or conditions of this Agreement by any Party, the parties shall, in addition to all other remedies, each be entitled to seek a temporary or permanent injunction, without showing any actual damage, and/or a decree for specific performance, in accordance with the provisions hereof.
     Section 5.8. Further Assurances. At any time or from time to time after the date hereof, the parties agree to cooperate with each other, and at the request of any other Party, to execute and deliver any further instruments or documents and to take all such further action as the other Party may reasonably request in order to evidence or effectuate the intent of the Parties hereunder. Either of the Parties may propose an amendment to this Agreement in order to effectuate the intent of the Parties hereunder and the other Party shall consider such amendment in good faith. MSREF agrees to provide Ashford with access during normal business hours to the records of CNL in the possession of MSREF and its Affiliates relating to all times prior to the Closing of the Merger that are reasonably requested by Ashford.
[Remainder of Page Left Blank Intentionally]

     IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

MORGAN STANLEY REAL ESTATE FUND V U.S., L.P.

By:	MSREF V U.S.-GP, L.L.C., its general partner

By:	/S/ GREERSON G. MCMULLEN
Name: Greerson G. McMullen
Title: Executive Vice President

ASHFORD HOSPITALITY TRUST, INC.

By:	/S/ DAVID A. BROOKS
Name: David A. Brooks
Title: Chief Legal Officer

EXHIBIT A
SOURCES AND USES

A-1

EXHIBIT B
MSREF PORTFOLIO

Property	Location
1. Grand Wailea Resort Hotel and Spa	Maui, HI
2. La Quinta Resort & Club	La Quinta, CA
3. Arizona Biltmore Resort & Spa	Phoenix, AZ
4. Doral Golf Resort & Spa	Miami, FL
5. Claremont Resort & Spa	Berkeley, CA
6. JW Marriott Desert Ridge Resort and Spa	Phoenix, AZ
7. Ritz-Carlton, Grande Lakes	Orlando, FL
8. JW Marriott, Grande Lakes	Orlando, FL

B-1

EXHIBIT C
ASHFORD PORTFOLIO

Property	Location
1. Hilton Torrey Pines	La Jolla, CA
2. Hilton Capital	Washington, DC
3. Hilton Lincoln Centre	Dallas, TX
4. Hilton El Conquistador	Tucson, AZ
5. Hilton Rye Town	Rye Brook, NY
6. Embassy Suites Orlando Airport	Orlando, FL
7. Embassy Suites Santa Clara	Santa Clara, CA
8. Embassy Suites Crystal City	Arlington, VA
9. Doubletree Crystal City	Arlington, VA
10. Hilton Miami Airport	Miami, FL
11. Hilton Suites Auburn Hills	Auburn Hills, MI
12. Hilton Costa Mesa	Costa Mesa, CA
13. Embassy Suites Portland	Portland, OR
14. Hilton Birmingham Perimeter Park	Birmingham, AL
15. JW Marriott New Orleans	New Orleans, LA
16. Marriott Bridgewater	Bridgewater. NJ
17. Marriott BWI Airport	Baltimore, MD
18. Marriott Dallas Plano at Legacy Town Center	Plano, TX
19. Marriott Seattle Waterfront	Seattle, WA
20. Marriott Suites Dallas	Dallas, TX
21. Renaissance Tampa Hotel International Plaza	Tampa, FL
22. Courtyard Philadelphia	Philadelphia, PA
23. Courtyard San Francisco	San Francisco, CA
24. Hyatt Coral Gables	Coral Gables, FL
25. Hyatt Dearborn	Dearborn, MI
26. Hyatt Montreal	Montreal, QC
27. Courtyard Marriott Village	Orlando, FL
28. SpringHill Suites Marriott Village	Orlando, FL
29. Fairfield Inn Marriott Village	Orlando, FL
30. Courtyard Basking Ridge	Basking Ridge, NJ
31. Courtyard Edison	Edison, NJ
32. Courtyard Newark	Newark, CA
33. Courtyard Oakland Airport	Oakland, CA
34. Courtyard Plano	Plano, TX
35. Courtyard Scottsdale	Scottsdale, AZ
36. Courtyard Seattle	Seattle, WA
37. Residence Inn — Kansas City	Kansas City, MO
38. Residence Inn — Torrance	Torrance, CA
39. Residence Inn Atlanta Buckhead at Lenox Park	Atlanta, GA

C-1

Property	Location
40. Residence Inn Las Vegas	Las Vegas, NV
41. Residence Inn Newark	Newark, CA
42. Residence Inn Phoenix	Phoenix, AZ
43. Residence Inn Plano	Plano, TX
44. Residence Inn, Perimeter West Atlanta	Atlanta, GA
45. SpringHill Suites Manhattan Beach	Manhattan Beach, CA
46. SpringHill Suites Plymouth Meeting	Plymouth Meeting, PA
47. SpringHill Suites Richmond	Richmond, VA
48. TownePlace Suites Manhattan Beach	Manhattan Beach, CA
49. Courtyard Manchester	Manchester, CT
50. Residence Inn Manchester	Manchester, CT
51. Hampton Inn Houston Galleria	Houston, TX

C-2